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                                                                   Exhibit 10.15



                HELIX TECHNOLOGY CORPORATION DIRECTORS' DEFERRED
                                COMPENSATION PLAN

                                    ARTICLE I

                                     GENERAL

         1.1 ESTABLISHMENT OF PLAN. Helix Technology Corporation ("Helix") hereby establishes the Helix Directors' Deferred Compensation Plan (the "plan"), effective as of February 20, 2002, to allow each member of the Helix Board of Directors who is not also an officer or employee of Helix to defer receipt of all or a portion of the cash compensation payable to him or her as a director of Helix until his or her termination of services as director or, subject to requirements set forth in Section 3.1, such other date as may be specified by him or her.

         1.2 NO RIGHT TO CORPORATE ASSETS. This plan is unfunded and Helix will not be required to set aside, segregate or deposit any funds or assets of any kind to meet its obligations hereunder. Nothing in this plan will give a participant, a participant's beneficiary or any other person any equity or other interest in the assets of Helix, or create a trust of any kind or a fiduciary relationship of any kind between Helix and any such person. Any rights that a participant, beneficiary or other person may have under this plan will be solely those of a general unsecured creditor of Helix.

         1.3 LIMITATION ON RIGHTS CREATED BY PLAN. Nothing in this plan will give a participant any right to continue as a director of Helix.

         1.4 NONALIENATION OF BENEFITS. The rights and benefits of a participant in this plan are personal to the participant. No interest, right or claim under this plan and no distribution therefrom will be assignable, transferable or subject to sale, mortgage, pledge, hypothecation, anticipation, garnishment, attachment, execution or levy, except by designation of beneficiaries as provided in Section 3.5.

         1.5 BINDING EFFECT OF PLAN. This plan will be binding upon and inure to the benefit of participants and designated beneficiaries and their heirs, executors and administrators, and to the benefit of Helix and its assigns and successors in interest.

         1.6 ADMINISTRATION. This plan will be administered by such person or committee as the Chief Executive Officer of Helix shall designate (the "Administrator").

         1.7 INTERPRETATION. This plan will be construed, enforced and administered according to the laws of the State of Delaware.


                                   ARTICLE II

                            DEFERRAL OF COMPENSATION

         2.1 DEFERRAL AGREEMENT. Any member of the Board of Directors of Helix who is not an officer or employee of Helix or its subsidiaries (an "outside director") is eligible to participate in this plan. An outside director may participate in the plan by executing an agreement before the first day of any calendar quarter in which such agreement will take effect authorizing Helix to defer all or a portion of his or her compensation as director (the "deferral agreement"). A deferral agreement will remain in effect for each succeeding calendar quarter unless the participant files a written revocation or superseding deferral


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agreement with the Secretary of Helix. A deferral agreement for any particular quarter is irrevocable after the last day of the immediately preceding calendar quarter.

         2.2 AMOUNT OF DEFERRAL. Each participant may elect in his or her deferral agreement to defer 25 percent, 50 percent, 75 percent or 100 percent of the total cash compensation paid to the participant as an outside director of Helix.

         2.3 DEFERRAL ACCOUNT. For bookkeeping purposes only, the Administrator will establish and maintain an account (the "deferral account") for each participant which documents the compensation deferred by the participant, earnings credited to the account and payments from the account. The deferral account will consist of a subaccount for amounts earning interest, which will be denominated on a dollar basis (the "cash account"), and a subaccount for amounts invested in hypothetical shares of Helix Common Stock, $1.00 par value ("Helix Stock"), which will be denominated on a share basis (the "stock equivalent account"). Each participant will indicate in his or her deferral agreement the percentage of future deferrals to be invested in the cash account and the stock equivalent account. Amounts may not be transferred between the cash account and the stock equivalent account except pursuant to Section 3.2.

         2.4 CASH ACCOUNT. As of the first day of each calendar quarter, the Administrator will credit to the participant's cash account an amount equal to the amount of compensation otherwise payable to the participant in the preceding calendar quarter which the participant has elected to defer and invest in the cash account. As of the last day of each calendar quarter, the Administrator will credit interest on the balance in the cash account on that date at the prorata rate payable on 10-year Treasury notes hypothetically purchased on the first day of such calendar quarter. For a participant receiving installment payments, interest will be credited on the balance from time to time remaining in the cash account until the account has been completely paid.

         2.5 STOCK EQUIVALENT ACCOUNT. As of the first day of each calendar quarter, the Administrator will credit to the participant's stock equivalent account a number of shares of Helix Stock equal to the amount of compensation otherwise payable to the participant in the preceding calendar quarter which the participant has elected to defer and invest in such Helix Stock divided by the applicable stock price for such Helix Stock. The applicable stock price for such Helix Stock shall mean the closing price of Helix Stock on the last trading day during the applicable calendar quarter as reported by the Nasdaq National Market. As of the date of payment of any cash dividend on Helix Stock, the Administrator will credit to the stock equivalent account a number of shares of Helix Stock upon which such dividend was declared equal to (i) the cash dividend per share times the number of shares Helix Stock credited to the stock equivalent account as of the dividend record date divided by (ii) the closing price for such Helix Stock on the date of payment of the dividend. As of the date of payment of any stock dividend on Helix Stock, the Administrator will credit to the stock equivalent account a number of shares equal to the stock dividend declared times the number of shares of Helix Stock credited to the stock equivalent account as of the dividend record date. In the event of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares or similar change affecting the Helix Stock, appropriate adjustment will be made in the number and/or kind of shares or other securities credited to the stock equivalent account. The stock equivalent account is maintained for bookkeeping purposes only, and shares credited to the stock equivalent account are not considered actual shares of Helix Stock for any purpose and a participant will have no rights as a stockholder with respect to such shares. Shares will include fractional shares computed to three decimal places.


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                                   ARTICLE III

                        PAYMENT OF DEFERRED COMPENSATION

         3.1 COMMENCEMENT OF PAYMENT. Each participant will elect in his or her deferral agreement to have payments commence in any calendar year as may be specified; provided, however, that the earliest calendar year that a participant may elect to have payments commence shall be the second calendar year following the date of such election. For example, a deferral agreement executed in 2002 may not specify a payment commencement date earlier than 2004. Such election will be irrevocable. Notwithstanding the foregoing, payments shall commence earlier as described in Sections 3.3 and 3.4 below upon a participant's termination of services as director.

         3.2 ELECTION OF FORM OF PAYMENT. Each participant will elect in his or her deferral agreement to have his or her cash account paid in either a lump sum or in annual installments for a period specified by the participant, which period may not exceed five years. Each participant will elect in his or her deferral agreement to have his or her stock equivalent account paid in a lump sum or transferred to his or cash account if installment payments described in
Section 3.4 apply on the date a lump sum would be paid in an amount equal to the number of shares of Helix Stock in his or her stock equivalent account times the closing price for such Helix Stock as of the trading day preceding the date of transfer.

         3.3 LUMP SUM PAYMENTS. A participant who elects to have his or her deferral account paid in a lump sum will receive the lump sum payment on or before March 1 of the year specified in the deferral agreement for commencement of payment or, if the distribution event is due to his or her termination of services as director, within ten (10) days following such termination of services. The lump sum payment will consist of cash in the amount credited to his or her cash account plus an amount equal to the number of shares of Helix Stock in his or her stock equivalent account times the closing price for such Helix Stock as of the trading day preceding the date of payment.

         3.4 INSTALLMENT PAYMENTS. A participant who elects to have his or her deferral account paid in annual installments will receive an installment payment on or before March 1 of each year that installments are due commencing with the year specified in his or her deferral agreement or, if the distribution event is due to his or her termination of services as director, on a date within 10 days following such termination of services. Each installment payment will consist of cash in the amount credited to his or her cash account, including any amounts transferred from his or her stock equivalent account, on the date of payment divided by the number of annual installments remaining to be paid.

         3.5 BENEFICIARIES. A participant may designate in his or her deferral agreement a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive any payments to be made upon his or her death. A participant may elect to have payments to beneficiaries paid in a lump sum or in annual installments for a period not to exceed five years. At any time, and from time to time, a participant may change or revoke his or her designation of beneficiary or form of payment without the consent of any beneficiary. Any such designation, change or revocation must be made in writing and filed with the Secretary. If the participant designates more than one beneficiary, any payments to beneficiaries will be made in equal percentages unless the participant designates otherwise. Any portion of a participant's deferral account that is not disposed of by designation of beneficiary upon the participant's death will be paid to his or her estate.

         3.6 PAYMENTS ON DEATH. If a participant dies before full payment of his or her deferral account, Helix will make payments to the participant's designated beneficiary or beneficiaries, or to his or


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her estate, as applicable, of the amount remaining in the deceased participant's deferral account. Such payments will be in the form designated by the participant and will commence on the first day of the calendar quarter following the death of the participant (or as soon thereafter as practicable) and, in the case of annual installments, will be paid on or before March 1 of each succeeding year.

         3.7 HARDSHIP DISTRIBUTIONS FROM ACCOUNTS. The Administrator may, in its discretion, distribute a portion or all of a participant's cash account in case of an unforeseeable emergency. For purposes of this Section 3.7, an unforeseeable emergency shall mean severe financial hardship to a participant that arises from a sudden and unexpected illness or accident of the participant or of a dependent of a participant, loss of the participant's property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of such participant. The Administrator will determine the date of payment of the distribution. Hardship distributions are not permitted from a participant's stock equivalent account.


                                   ARTICLE IV

                            AMENDMENT AND TERMINATION

         4.1 AMENDMENT. Helix may, without the consent of any participant, beneficiary or other person, amend the plan at any time and from time to time; provided, however, that no amendment will reduce the amount credited to the deferral account of any participant.

         4.2 TERMINATION. Helix may terminate the plan at any time. Upon termination of the plan, payments from a participant's deferral account shall be made in the manner and at the time prescribed in Article III; provided, however, that Helix may, in its discretion, distribute a participant's deferral account in a lump sum as soon as practicable after the date the plan is terminated.

         Adopted by the Board of Directors on February 20, 2002.

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